EXHIBIT 35.2

SERVICER’S CERTIFICATE OF COMPLIANCE

Re: Assessment of compliance for services provided pursuant to the Master Sale and Servicing Agreement, dated February 27, 2007, the Series Supplement, dated January 8, 2013, the US$ Note Trust Deed, dated January 9, 2013, and other transaction documents relating to SMART ABS Series 2013-1US Trust (collectively, the “Agreements”).

The undersigned hereby certifies that:

1.	I, Russell Piggott, am a Director of Macquarie Securities Management Pty Limited (the “Manager”).

2.	A review of the Manager’s activities during the period from April 1, 2015 through March 31, 2016 (the “Reporting Period”), and of its performance under each of the Agreements has been made under my supervision.

3.	To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

Date: 17 June 2016

/s/ Russell Piggott
Russell Piggott Director

Macquarie Securities Management Pty Limited